UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 1, 2012

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2012, Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), our Bermuda-based captive reinsurer, entered into o retrocession contract with Moksha Re SPC Ltd. and multiple participants (“Moksha”) whereby a portion of the business assumed from the our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPC”), is ceded by Claddaugh to Moksha. With respect to the 2012-2013 contract year, which covers the period from June 1, 2012 through May 31, 2013, Moksha assumed $13.8 million of the total covered exposure for approximately $4.0 million in premiums, a rate which management believes to be competitive with market rates available to Claddaugh. The $4.0 million premium was fully paid by Claddaugh in June 2012. Moksha’s participants deposited an aggregate of $13.8 million into a trust account (including the $4.0 million premium paid by Claddaugh) to fully collateralize Moksha’s exposure. Trust assets may be withdrawn by HCPC, the trust beneficiary, in the event amounts are due under the 2012-2013 Claddaugh reinsurance agreement. Among the Moksha participants, our chief executive officer and our vice president of investor relations contributed $700,000 and $200,000, respectively. In addition, members of the chief executive officer’s immediate family contributed $942,500. The remaining participants, who are multiple parties unrelated to us, contributed the balance of $7,960,000.

Item 9.01	Exhibits

Exhibit 10.1. Excess of Loss Retrocession Contract issued to Claddaugh Casualty Insurance Company, Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 13, 2012.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.